Exhibit 10.1

February 16, 2012

Mr. James T. Hackett

3372 Del Monte

Houston, Texas 77019

Re:	Employment Agreement dated effective as of November 11, 2009, by and between Anadarko Petroleum Corporation, a Delaware corporation (the “Company”), and James T. Hackett (the “Employment Agreement”)

Dear Jim:

The purpose of this letter is to confirm our agreements concerning (1) the transition of your employment from Chairman and Chief Executive Officer of the Company to Executive Chairman of the Company on May 15, 2012 (the “Transition Date”) and (2) your retirement from employment with the Company on June 4, 2013 (the “Retirement Date”). Capitalized terms used in this letter agreement that are not defined herein shall have the meanings assigned to such terms under the Employment Agreement.

As of the Transition Date, you will no longer serve as the Chief Executive Officer of the Company and will continue as the Executive Chairman and an employee of the Company. From and after the date you execute this letter agreement, the Company will no longer provide you with additional equity awards or equity-based awards.

In connection with your desire to retire from employment with the Company on the Retirement Date, the Company will not nominate you for re-election to the Board of Directors at the Company’s 2013 annual meeting of stockholders and you will no longer serve as Executive Chairman as of the closure and adjournment of such meeting, but you will continue as a Senior Vice President and an employee of the Company from the date of such meeting (the “2013 Meeting Date”) until the Retirement Date. Unless your employment with the Company is terminated sooner pursuant to the provisions of Article 2 of the Employment Agreement, on the Retirement Date, you will be retired from employment with the Company and, in accordance with paragraph 2.5 of the Employment Agreement, you will be retired from all boards of directors of subsidiaries and affiliates of the Company of which you may then be a member. This letter agreement constitutes notice of termination under paragraph 2.4 of the Employment Agreement with respect to your retirement on the Retirement Date, and no additional notice of your retirement as of the Retirement Date will be required under the Employment Agreement. Your retirement as of the Retirement Date will be treated for all purposes as a termination of your employment by you that does not constitute a Good Reason Termination (a “Voluntary Termination”).

By signing this letter agreement, you confirm and agree that the changes in your employment relationship and compensation arrangements and the other matters described above (including, without limitation, the diminution in your position, duties and authority as a result of your (1) ceasing to serve as Chief Executive Officer of the Company as of the Transition Date and the assignment to you of duties consistent with your new position and (2) ceasing to serve as the Company’s Executive Chairman as of the closure and adjournment of the Company’s 2013 annual meeting of stockholders), individually and in the aggregate, shall be deemed not to give rise to a Change in Employment Terms under the Employment Agreement and shall not trigger any rights under the Employment Agreement.

Upon your retirement from employment with the Company on the Retirement Date, in addition to the vested benefits or continuation of benefits to which you are entitled in connection with a Voluntary Termination under the Employment Agreement or any plan or arrangement of the Company, the Company shall provide you with the following benefits:

(1)	all stock options awarded to you by the Company and outstanding as of the Retirement Date that are not exercisable and vested as of such date shall become fully exercisable and vested on such date, and following the Retirement Date each such stock option shall remain exercisable under the terms that apply to a “retirement” as provided under the applicable plan and award agreement governing such stock option;

(2)	all restricted stock units awarded to you by the Company and outstanding as of the Retirement Date that are not vested as of such date shall become fully vested on such date and will be paid as soon as administratively practicable (but in no event more than 30 days) after such date;

(3)	all performance units awarded to you by the Company and outstanding as of the Retirement Date that are not vested as of such date shall vest and become payable (without proration and as if you had remained employed by the Company through the end of the applicable performance period) at the same time as payments are made to other executives who remain employed by the Company and who received similar awards under the applicable programs, based on actual achievement of performance targets as determined by the Compensation Committee (and subject to the same acceleration of payment and valuation as provided in the applicable award agreement in the event a change of control occurs after the Retirement Date); and

(4)

a prorated annual bonus for calendar year 2013, which bonus shall be paid at the same time as annual bonuses under the Bonus Plan are paid to other executives who remain employed by the Company and shall be equal to the product of (i) the Incentive Target Percentage pursuant to paragraph 3.2 of the Employment Agreement in effect for calendar year 2013 multiplied by (ii) your annual base salary pursuant to paragraph 3.1 of the Employment Agreement in effect immediately prior to the Retirement Date multiplied by (iii) a fraction, the numerator of which is 155 (which is equal to the number of days in the period beginning on January 1, 2013 and ending on the Retirement Date), and the denominator of which is 365, multiplied by (iv) the actual bonus performance percentage under the Bonus Plan for calendar year 2013 as determined and certified by the Compensation Committee following calendar year 2013, and subject to adjustment in the discretion of the Compensation Committee as permitted under the terms of such plan.

The provisions of the preceding paragraph shall not apply in the event of any termination of your employment with the Company prior to the Retirement Date. Any termination of your employment with the Company prior to the Retirement Date shall be subject to all of the terms and conditions of the Employment Agreement.

For purposes of Section 409A of the Internal Revenue Code and related treasury regulations and guidance (“Section 409A”), it is acknowledged that the parties intend that the level of services that you will perform as Executive Chairman will satisfy the presumption that you have not incurred a “separation from service” with the Company as of the Transition Date within the meaning of Treasury regulation section 1.409A-1(h)(1)(ii). It is agreed that you will continue to be eligible for and accrue benefits as a continuing full-time employee until the Retirement Date including, without limitation, the benefits described in paragraphs 3.4 and 3.5 of the Employment Agreement, but excluding active participation in the Company’s Deferred Compensation Plan after the date, if any, upon which you incur a “separation from service” (as defined in Section 409A) prior to the Retirement Date. With respect to payment and/or settlement of (i) the restricted stock units that vest as a result of the terms of this letter agreement, (ii) the prorated annual bonus for calendar year 2013, and (iii) the payment of the performance units based on actual performance results that remain subject to the substantial risk of forfeiture associated with the application of the relevant performance targets, the parties intend that such payments will comply with the short term deferral exception of Treasury regulation 1.409A-1(b)(4) and are not “deferred compensation” within the meaning of Section 409A.

By signing below, you agree that this letter agreement accurately reflects our mutual agreements with respect to the foregoing matters. In the event of any conflict between the provisions of this letter agreement and the Employment Agreement, the provisions of this letter agreement shall control. Notwithstanding anything in this letter agreement to the contrary, if Mr. R. A. Walker is unable to or otherwise does not assume the position of Chief Executive Officer of the Company effective as of the Transition Date, then this letter agreement shall be void ab initio.

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Sincerely,

ANADARKO PETROLEUM CORPORATION

By:	/s/ Robert K. Reeves

Name:	Robert K. Reeves
Title:	Senior Vice President, General Counsel and
Chief Administrative Officer

ACCEPTED AND AGREED:

/s/ James T. Hackett

James T. Hackett

Date: February 16, 2012

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